UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

September 8, 2008

PHARSIGHT CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	001-33846	77-0401273
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

321 E. Evelyn Avenue, 3rd Floor

Mountain View, CA 94041-1530

(Address of principal executive offices, including zip code)

(650) 314-3800

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On September 8, 2008, Pharsight Corporation, a Delaware corporation (“Pharsight”), entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Tripos (DE), Inc., a Delaware corporation (“Tripos”), and Pearson Merger Corporation, a Delaware corporation and a wholly-owned subsidiary of Tripos (“Merger Sub”), by which Tripos has agreed to acquire Pharsight (the “Merger”). The Merger Agreement has been unanimously approved by the Board of Directors of Pharsight.

Subject to the terms and conditions of the Merger Agreement, at the effective time of the Merger (the “Effective Time”), each issued and outstanding share of common stock of Pharsight will be cancelled and converted into the right to receive $5.50. Each outstanding option to purchase common stock of Pharsight will vest immediately prior to the Effective Time, and option-holders will be entitled to receive $5.50 per share, less the exercise price of the option and applicable taxes. Subject to certain exceptions, any outstanding warrants not exercised prior to the Effective Time will be terminated and not assumed by Tripos.

Consummation of the Merger is subject to customary closing conditions, including the adoption of the Merger Agreement by the stockholders of Pharsight, the absence of certain governmental restraints, and a minimum cash balance of $14.5 million less certain transaction expenses.

The Merger Agreement contains certain termination rights for both Pharsight and Tripos, and provides that in certain specified circumstances, Pharsight must pay Tripos a termination fee of $1.8 million. In addition, upon termination of the Merger Agreement in certain specified circumstances, Pharsight must pay Tripos up to $0.5 million for the reimbursement of expenses.

Concurrently with the execution of the Merger Agreement, Tripos entered into voting agreements (the “Voting Agreements”) with each executive officer and director, and certain stockholders affiliated with executive officers or directors, of Pharsight, pursuant to which each such person or entity agreed to vote their shares of Pharsight common stock (which in the aggregate represent approximately thirty-three percent (33%) of the outstanding shares of Pharsight common stock) in favor of adoption of the Merger Agreement. A copy of the Merger Agreement and the form of Voting Agreement are attached hereto as Exhibit 2.1 and Exhibit 99.1, respectively, and are incorporated by reference. The foregoing description of the Merger Agreement and the form of Voting Agreement is qualified in its entirety by reference to the full text of the Merger Agreement and the Voting Agreement.

Item 8.01	Other Events.

On September 9, 2008, Pharsight issued a press release announcing that it had entered into the Merger Agreement. A copy of the press release is attached hereto as Exhibit 99.2 and is incorporated herein by reference.

Additional Information and Where to Find It

In connection with the proposed transaction, Pharsight Corporation will be filing a proxy statement and relevant documents concerning the transaction with the Securities and Exchange Commission (“SEC”). SECURITY HOLDERS OF PHARSIGHT ARE URGED TO READ THE PROXY STATEMENT AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Investors and security holders can obtain free copies of the proxy statement and other documents when they become available by contacting Will Frederick, CFO, Pharsight, 321 E. Evelyn Avenue, 3rd Floor, Mountain View, CA 94041 (Telephone: (650) 314-3800). In addition, documents filed with the SEC by Pharsight are available free of charge at the SEC’s web site at www.sec.gov.

Pharsight and its directors, executive officers and certain other members of its management and employees may, under SEC rules, be deemed to be participants in the solicitation of proxies from Pharsight’s stockholders in connection with the transaction, which may be different than those of Pharsight stockholders generally. Information regarding the interests of such directors and executive officers is included in Pharsight’s proxy statements and Annual Reports on Form 10-K, previously filed with the SEC, and information concerning all of Pharsight’s participants in the solicitation will be included in the proxy statement relating to the proposed transaction when it becomes available. Each of these documents is, or will be, available free of charge at the SEC’s web site at http://www.sec.gov and from Will Frederick, CFO, Pharsight, 321 E. Evelyn Avenue, 3rd Floor, Mountain View, CA 94041 (Telephone: (650) 314-3800).

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Description

2.1	Agreement and Plan of Merger, dated September 8, 2008, by and among Tripos (DE), Inc., Pearson Merger Corporation and Pharsight Corporation

99.1	Form of Voting Agreement

99.2	Press Release of Pharsight Corporation dated September 9, 2008

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

PHARSIGHT CORPORATION

Date: September 9, 2008	By:	/s/ William Frederick
	Name:	William Frederick
	Title:	Senior Vice President and Chief Financial Officer

EXHIBIT INDEX

2.1	Agreement and Plan of Merger, dated September 8, 2008, by and among Tripos (DE), Inc., Pearson Merger Corporation and Pharsight Corporation

99.1	Form of Voting Agreement

99.2	Press Release of Pharsight Corporation dated September 9, 2008